                                                                      EXHIBIT 12
                                                                      ----------



     UNION PACIFIC RAILROAD COMPANY AND CONSOLIDATED SUBSIDIARY COMPANIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       For the Years Ended December 31,
                       --------------------------------

                    (Millions of Dollars, Except for Ratio)

                                                             1998(a)  1997    1996     1995     1994
                                                            ------  -------  -------  ------- -------

Earnings from continuing
  operations.....................                           $  27   $  620   $  940   $  867   $  754

Undistributed equity earnings....                             (44)     (37)     (47)     (30)     (42)
                                                            -----   ------   ------   ------   ------
     Total operating earnings....                           $ (17)  $  583   $  893   $  837   $  712
                                                            =====   ======   ======   ======   ======

Income taxes.....................                             (11)     332      477      443      413

Fixed charges:
  Interest expense including
   amortization of debt
    discount.....................                           $ 603   $  473   $  323   $  193   $  100

Portion of rentals representing
  an interest factor.............                             175      158      129       60       36
                                                            -----   ------   ------   ------   ------

Total fixed charges.......                                  $ 778   $  631   $  452   $  253   $  136
                                                            -----   ------   ------   ------   ------

Earnings available for fixed
  Charges........................                           $ 750   $1,546   $1,822   $1,533   $1,261
                                                            =====   ======   ======   ======   ======

Ratio of earnings to fixed charges                            1.0      2.4      4.0      6.0      9.3
                                                            =====   ======   ======   ======   ======


(a)  1998 earnings were inadequate to cover fixed charges by $28 million.